Exhibit 99

     DIGITAL POWER REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND THE
                          YEAR ENDED DECEMBER 31, 2006

FREMONT, Calif., March 21 /PRNewswire-FirstCall/ -- Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") today announced its financial results for the fourth quarter and for the year ended December 31, 2006.

Digital Power reported revenue of $3,186,000 for the quarter ended December 31, 2006, a decrease of 13.2% from $3,669,000 in revenue for the same quarter last year. An operating loss of $27,000 for the fourth quarter of 2006 was reported, compared to an operating profit of $187,000 for the same quarter last year. Digital Power reported a net income of $2,000 for the three months ended December 3l, 2006 compared to a net income of $186,000 for the three months ended December 31, 2005.

Revenue for the twelve months ended December 31, 2006, was $12,631,000, a 16.4% increase from $10,856,000 in revenue for the twelve months ended December 31, 2005. Net income for the twelve months ended December 31, 2006 was $131,000, compared to a net income of $26,000 for the same period in 2005. Gross Margins in 2006 decreased to 26.0% from 28.7% for 2005.

Commenting on the results, Jonathan Wax, President and CEO stated " 2006 was a positive year for DPC as we demonstrated significant fundamental improvements in revenue: up 16%, net income: up 503%, and equity: up 32%. While the fourth quarter was below the same quarter from last year, we continue to be pleased with the customer receptivity toward our high-density product families, which increased 77% in revenue from the prior year and now account for over 48% of our total revenue. We look forward to the release of two new high density product families in the first half of 2007, however, we are still very sensitive to quarter over quarter permutations as some legacy product lines reach end of life, the dynamics of our customers purchasing cycles related to product mix, and execution timelines as new programs are transferred to lower cost manufacturing sites.

Digital Power designs, develops, manufactures, markets, distributes, and sells switching power supplies to industrial, telecommunication, data communication, medical and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.

     Digital Power Corporation

         Financial Data
         (In thousands except for per share amounts)

                                     Three months          Twelve Months
                                  Ended December 31,     Ended December 31,
                                 --------------------   -------------------
Statement of Operations Data       2006        2005       2006       2005
------------------------------   --------    --------   --------   --------
Revenues                         $  3,186    $  3,669   $ 12,631   $ 10,856
Operating income (loss)               (27)        187        116        114
Net income (loss)                       2         186        131         26

Basic net profit (loss)
 Per share                       $   0.00    $   0.03   $  0.020   $  0.004
Diluted net profit (loss)
 Per share                       $   0.00    $   0.03   $  0.019   $  0.004

                                  As of December 31,
                                 -------------------
Balance Sheet Data                 2006       2005
------------------------------   --------   --------
Working capital                  $  3,309   $  2,412
Total assets                        5,704      5,416
Shareholders' equity                3,471      2,624

SOURCE  Digital Power Corporation
    -0-                             03/21/2007
    /CONTACT:  Digital Power Corporation, +1-510-657-2635/
    /Web site:  http://www.digipwr.com/
    (DPW)